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                                                                      EXHIBIT 99

                                  RISK FACTORS

         From time to time the Company has made, and may in the future make, forward-looking statements, based on its then-current expectations, including statements made in Securities and Exchange Commission filings, in press releases and oral statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those expressed or implied in the forward-looking statements for a variety of reasons. These reasons include, but are not limited to, factors outlined below. The Company does not undertake to update or revise its forward-looking statements publicly even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

         Limited Operations; History of Net Losses. The Company has a limited operating history. It commenced commercial operations in November 1996 as a provider of wireless broadband capacity to communications providers on a wholesale "carriers'-carrier" basis. In March 1998, ART adopted a new business strategy of providing wireless broadband Internet services to business customers without fiber connectivity. The Company has generated only nominal revenues from operations to date, has generated operating and net losses since its inception and expects to generate significant operating and net losses for at least the next several years. The Company had net losses of $47.0 million in 1998 and an accumulated deficit of $142.8 million at the end of 1998.

         In light of the Company's brief operating history and change of strategy, there is limited data about the Company upon which to evaluate its future performance. There can be no assurance that the Company will develop a successful business or achieve or sustain profitability in the future. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, raise adequate additional capital when required, attract and retain an adequate customer base, acquire adequate access rights for its network, deploy and commercialize its network, attract and retain experienced and talented personnel and establish strategic business relationships.

         Significant Capital Requirements; Need to Refinance Indebtedness; Need for Additional Financings. The Company will be required to seek significant additional capital in the second quarter of 1999 to fund its operations and business plan. The Company has limited financial resources, has incurred recurring losses from operations since inception and does not expect to generate significant operating revenues in the near term. The Company's ability to continue as a going concern at least through December 31, 1999, which includes funding of its operations and business plan, the repayment of the $25 million working capital facility and funding of its contractual commitments, is dependent upon its ability to raise additional financing. The Company has engaged investment bankers to assist it in obtaining financing and is in negotiations with potential investors to provide equity financing. However, there can be no assurance that the Company will be successful in its efforts to obtain such financing, or, if it obtains such financing, that such financing will be on acceptable terms. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         The Company and Lucent have entered into a credit facility (the "Working Capital Facility") for Lucent Technologies, Inc. ("Lucent") to provide the Company with up to $25 million of unsecured revolving loans for working capital purposes. As of December 31, 1998, the Company had drawn $17.5 million under the Working Capital Facility and subsequent to December 31, 1998 has drawn the remaining $7.5. Loans made pursuant to the Working Capital Facility are due June 30, 1999, unless extended by Lucent to no later than September 17, 1999. There can be no assurance that Lucent will extend such loans beyond June 30, 1999, or that the Company will be able to obtain debt or equity financing to refinance such indebtedness, or, if it obtains such financing, that such financing will be on acceptable terms.

         In addition, the Company currently estimates that it will require in excess of $1 billion over the next several years for capital expenditures, working capital and funding operating losses. Failure to access capital on
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acceptable terms or delays in obtaining such financing could result in the modification, delay or abandonment of some or all of the Company's business plan. Any such modification, delay or abandonment could have a material adverse effect on the Company.

         The Company has entered into a purchase money credit facility (the "Purchase Money Facility") with Lucent setting forth terms and conditions under which Lucent will provide purchase money financing in an aggregate amount of up to $200 million, to be used to finance the purchase of the Company's data network from Lucent. Availability of all but $10 million on these loans is subject to the Company's raising at least $50 million of certain debt or equity capital and repayment of the $25 million Working Capital Facility. Under the Purchase Money Facility, Lucent will make available purchase money loans equal to up to 200% of the aggregate capital raised, not to exceed $200 million. There can be no assurance that the Company will be able to obtain the financing contemplated by the Purchase Money Facility.

         Risks Related to Strategy. The Company is pursuing a strategy to become the leading provider of broadband Internet services to business customers without fiber connectivity. The Company has limited experience in providing these services, and there can be no assurance that it will successfully implement its strategy. The Company has limited experience in deploying, operating and maintaining a broadband data network. There can be no assurance that the Company will effectively deploy, operate or maintain such facilities. Further, there can be no assurance that the broadband data network deployed by the Company will provide the expected functionality. Furthermore, the Company's strategy is subject to risks relating to the negotiation and implementation of necessary strategic business relationships with third parties, the development of value-added products and services, the ability of Lucent and the Company to design, provision and deploy the Company's network on schedule, the recruitment of experienced and talented personnel in a timely manner, the Company's ability to attract and retain customers, and the Company's ability to manage the rapid implementation of its plan in multiple markets. In addition, the Company is subject to the risk or unforseen problems inherent in being a new entrant in a rapidly evolving industry.

         There is significant risk relating to the market's acceptance of the Company's wireless broadband Internet services. The Company and other providers have only recently begun to market fixed wireless services, and the Company believes it is currently the only fixed wireless broadband provider focusing on providing Internet services rather than voice telephony. The provision of such services represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. Demand may be adversely affected by various factors including historical perceptions of the unreliability of previous wireless technologies, concerns about the security of transmissions over wireless networks, the lack of market history of operational fixed wireless services and the possible desire of customers to acquire telecommunications services from a single provider. The Company anticipates that a substantial investment in sales and marketing will be required to reach its target customers and to create demand for the Company's wireless broadband date services. There can be no assurance that a substantial market will develop for fixed wireless broadband Internet services, that sufficient customers will be willing to purchase such services, or if such market were to develop, that the Company will be able to attract and maintain a sufficient revenue-generating customer base, generate sufficient cash flow to service its indebtedness, or operate profitably.

         Furthermore, acceptance of the Company's services may be affected by various factors beyond the Company's control, including the availability and pricing of alternative broadband and narrowband Internet services, general and local economic conditions, changes in products and technology, and the potential impact of government regulation on the Company's services. The extent of the potential demand for the Company's broadband wireless Internet services cannot be estimated with certainty. Insufficient acceptance of the Company's services due to one or more of these factors or from other factors, would have a negative impact on the Company's results of operations and its financial condition.

         Substantial Leverage; Ability to Service Indebtedness. The Company is highly leveraged. The Company expects to incur substantial additional debt to finance its business plan. Accordingly, (i) a substantial portion of the

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Company's cash flow from operations will be required to pay interest with respect to its outstanding 14% Senior Notes due 2007 (the "Senior Notes") commencing in August 2000, with respect to the anticipated Lucent Financing commencing in June 2003 and with respect to any additional indebtedness incurred by the Company, (ii) the Company's flexibility may be limited in responding to changes in the industry and economic conditions generally; (iii) the failure to comply with the numerous financial and other restrictive covenants of such debt may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; (iv) the ability of the Company to satisfy its obligations pursuant to such indebtedness is dependent upon its future performance which, in turn, is subject to management, financial, business and other factors affecting the business and operations of the Company; (v) the Company's ability to obtain any necessary financing in the future may be limited; (vi) the Company may be more highly leveraged than many of its competitors, which may put it at a competitive disadvantage; and (vii) the Company's leverage may make it more vulnerable in the event of an economic downturn. The Company's ability to make principal and interest payments on its indebtedness will be dependent upon, among other things, the Company's future operating performance and anticipated cash flow and its ability to obtain additional debt or equity financing on acceptable terms, which are themselves dependent on a number of factors, many of which are out of the Company's control. These factors include prevailing economic, financial, competitive and regulatory conditions and other factors affecting the Company's business and operations including the ability of the Company to implement its network on a timely and cost effective basis. There can be no assurance that these factors will not have a material adverse effect on the Company or that the Company will be able to generate sufficient cash flow to meet required interest and principal payments associated with its indebtedness. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. There is no assurance that the Company would be able to do so. Any failure to meet required interest and principal payments would materially and adversely affect the Company's business and results of operations.

         Reliance on Lucent; Lucent Agreements. The Company and Lucent have entered into an Amended and Restated Purchase Agreement (the "Lucent Purchase Agreement") under which Lucent will provide a nationwide integrated network and will deploy its personnel to deploy and maintain ART's network. Pursuant to the Lucent Agreements, the Company has engaged Lucent to design, engineer, equip, install, construct, test and service the Company's nationwide network. Any failure or inability by Lucent to perform these functions could cause delays or additional costs in providing services to customers and building out the Company's network in specific markets. Any such failure could materially and adversely affect the Company's business and results of operations.

         Competition. The industry and markets in which the Company plans to provide services are highly competitive. The Company competes with other providers of telecommunications services using a variety of telecommunications technologies, now existing and under development, including copper, fiber, cable, mobile and fixed wireless and satellite networks, and the Company expects to compete with technologies not yet introduced. These other technologies may offer advantages over the Company's services. In addition, many of the other wireline and wireless services providers have longer operating histories, longer standing relationships with customers, and suppliers, greater name recognition, better geographic footprints and greater financial, technical and marketing resources than the Company. As a result, these competitors, among other things, may be able to develop and exploit new technologies, adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their services or more rapidly deploy and build-out a network than the Company.

         While the Company does not believe that any other competitor is focusing exclusively on offering broadband Internet services to business customers without fiber connectivity, ART faces significant competition from other entities and technologies that currently, or could in the future, deliver data services to ART's potential customers over copper wire, fiber, wireless or other technologies. These current or potential competitors include local exchange carriers ("LECs"), fiber and wireless service providers and cable television operators. The Company's competitors also include providers of services which are in competition with the Company's product offerings, such as Internet service providers ("ISPs"). Moreover, the recent and pending auctions of spectrum capable of supporting comparable services may facilitate the introduction or expansion of competition from other

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competitors. In addition, many other companies have filed applications with the
FCC to develop global broadband satellite systems which may be used to provide broadband voice and data services. There can be no assurance that the Company will be able to compete effectively with these other technologies and service providers in any of its markets.

         The Company has only recently begun to introduce its broadband Internet services and has only recently begun to pursue customers with the goal of becoming the leading provider of broadband Internet services to businesses without fiber connectivity. To date, the Company does not have significant market share in any of the markets in which it is operating. Given the intense competition in the market for broadband data services, there can be no assurance that the Company will achieve significant market share in any market.

         Need for Technological Development. Although the Company is initially deploying its network utilizing fixed wireless point-to-point technology which has been commercially deployed for a period of time, the Company plans to utilize point-to-multipoint technology in its networks as soon as it becomes commercially available. The expected principal advantages of point-to-multipoint architecture over traditional point-to-point installation include lower costs per customer installation and higher flexibility in how bandwidth is allocated. Point-to-multipoint also should make it possible to support many more subscribers than otherwise would be possible in a point-to-point environment. This technology has not been deployed on a commercial basis, and it is unclear whether the technology will perform as expected, integrate as expected with the Asynchronous Transfer Mode ("ATM") switching gear and other components of the Company's network, or provide the advantages expected by the Company. Unanticipated difficulties or delays in deploying point-to-multipoint technology or failure of point-to-multipoint technology to yield the expected benefits could adversely affect the Company's network costs, profitability and results of operations.

         Changes in Technology, Services and Industry Standards. The telecommunications industry and market for data services has been characterized by rapid technological advances, changes in end-user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to offer value-added broadband Internet services that exploit advanced technologies and anticipate or adapt to evolving industry standards. The Company believes that to remain competitive, retain the customer base it establishes and maintain the margins of the retail market it is pursuing, its integrated package of high-speed, broadband Internet services must continue to evolve to keep pace with developments in the market. There can be no assurance that (i) the Company will be able to arrange to offer the new services required by its customers, (ii) the Company's services will not be economically or technically outmoded by current or future technologies with which it may compete, (iii) the Company will have sufficient resources to develop or acquire new technologies or introduce new services capable of competing with future technologies or service offerings (iv) the Company's inventory of equipment will not be rendered obsolete, or (v) the cost of the Company's equipment and network will decline as rapidly as that of competitive alternatives. Moreover, there can be no assurance that the Company's ability to offer the broadband wireless Internet access with which it will deliver its value-added services will not become technically or economically outmoded as new equipment, technologies and advances in competing alternatives become available.

         Fixed Wireless Limitations. The Company's wireless broadband services require a direct line of sight between two transceivers and are subject to distance and rain attenuation. In certain markets which experience heavy rainfall, transmission links must be engineered for shorter distances and greater power to maintain transmission quality. Such engineering changes may increase the cost of providing service.

         The Company primarily installs its transceivers and antennas on rooftops of building and on other tall structures. The Company generally must secure building access rights, access to conduits and wiring from building owners, and may require construction, zoning, franchises or other governmental permits. There can be no assurance that the Company will succeed in obtaining roof access and other rights necessary to provide wireless broadband

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services to potential customers in its market areas on favorable terms, if at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's development and results of operations. Moreover, there may be a limited number of available buildings which provide a clear line of sight to targeted buildings, and therefore there may be some circumstances where installation is impracticable or uneconomical. In such cases, the Company may decide to provide services that are uneconomical in the short term and seek alternative methods of transmission to provide services on a more economical basis, or decide not to provide services to potential customers in locations with such limitations. There can be no assurance that line of sight limitations will not have a material adverse effect on the Company's future development and results of operations.

         Importance of Third-Party Relationships. In addition to its relationship with Lucent, the Company intends to enter into relationships with third-parties to assist it in providing services, extending its network and penetrating markets. There can be no assurance that the Company will be able to enter into such relationships on a time line that is consistent with the Company's strategy, if at all. Failure to enter into such relationships, the failure of third parties to perform once such relationships are entered into, or the loss of third-party relationships once entered into could cause delays in providing services, limit the Company's reach in marketing its product, increase costs for the Company to extend its reach and penetrate markets, and/or impede the Company's ability to offer certain service packages to certain customers. Such failures could have a material adverse effect on the Company's development and results of operations.

         Management of Growth. The Company is pursuing a business plan that, if successfully implemented, will result in rapid growth, expansion of operations and provision of broadband data services on a widespread basis over the next two to five years. Rapid expansion of the Company's operations may place a significant strain on the Company's management financial and other resources. If this growth is achieved, the Company's success will depend on its ability to manage this growth effectively, enhance its operational and financial controls and information systems, and attract, assimilate and retain qualified and key personnel. In addition, if the Company expands its business, it will require additional facilities for its growing operation. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in the evolving, increasingly competitive broadband data communications market. Failure to successfully manage expansion could materially adversely affect the Company's business, financial condition and results of operations.

         The billing, provisioning, customer service, network management and other "back office" systems with the functionality that the Company plans to offer do not currently exist in a form which can be readily adopted by the Company. Significant development work by the Company or a third-party provider will be required to develop such systems for the Company. Delays in developing and implementing such systems may have a negative impact on the Company's ability to offer the efficiency and functionality expected to be provided by these systems and accordingly on the implementation of the Company's business plan.

         Dependence on Key Employees; Need to Attract and Retain Qualified Personnel. The success of the Company will be dependent, in large part, on its ability to attract and retain qualified technical, marketing, sales and management personnel. The loss of the services of key personnel could have a material adverse effect upon the business, financial condition and results of operations of the Company. The Company's ability to implement its business plan will require the addition of a significant number of qualified personnel. Competition for such personnel is intense, particularly those experienced in information technology, and there can be no assurance of the Company's ability to attract and retain additional key employees and retain its current key employees at a reasonable cost, if at all. The failure to attract and retain such personnel at reasonable costs could have a material adverse effect on the business.

         Equipment Failure and Interruption of Service. The Company's operations will require that its network, including leased fiber-optic connections, operates on a continuous basis. It is not unusual for networks including

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switching facilities to experience periodic service interruption and equipment failures. It is therefore possible that the network and facilities utilized by the Company may from time to time experience service interruptions or equipment failures, which would adversely affect consumer confidence as well as the Company's business operations and reputation.

         Government Regulation. The telecommunications services offered by the Company are subject to regulation by federal, state and local government agencies. Changes in existing laws and regulations applicable to the provisions of wireless data services via the Company's licenses or to the regulations governing competitive or potentially competitive providers, or any failure or significant delay in obtaining or maintaining any regulatory approvals which may be required, could have a material adverse effect on the Company.

         Risk of Forfeiture, Non-Renewal and Fluctuation in Value of FCC Licenses. The Company must comply with FCC rules relating, among other things, to its licenses. Failure to comply with FCC rules could subject the Company's licenses to automatic forfeiture or, depending on the violation, to other FCC sanctions.

         The Company's FCC licenses are due to expire in February of 2001. To renew its FCC licenses, the Company is required to demonstrate that it is providing substantial service within the authorized area covered by that license. There can be no assurance that the Company will be able to make this showing for any or all of its licenses. In the event that the FCC does not renew one or more of the licenses, the Company's business and results of operations could be materially adversely affected.

         Under the FCC's rules, the Company is also subject to certain build-out requirements. The Company must construct facilities to place each licensed station in operation within 18 months of the date of grant of the license. Although, under current FCC regulations, the term "in operation" is not defined beyond the requirement that the station be capable of providing service, the industry custom is to establish at least one link between two transceivers in each licensed market area. Failure to meet the construction deadline results in the automatic cancellation of the license. In addition, if a station does not transmit operational traffic (as opposed to test or maintenance signals) for a consecutive period of twelve months at any time after construction is complete, or if removal of equipment or facilities renders the station incapable of providing service, the license is subject to cancellation or forfeiture, absent a waiver of the FCC's rules.

         The Company's wireless licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless data services operations and the future direction of the wireless segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in supply and demand for such licenses and by valuations placed on such licenses in any current or future auctions of spectrum, such as the FCC's recently-completed auction of spectrum in the 28 GHz band. In addition, federal and state regulations may limit the ability of licensees to sell their licenses. Assignment of licenses and changes of control involving entities holding licenses require prior consent of the FCC and, in some instances, state and municipal regulatory approval, and are subject to restrictions and limitations on the identity, background, legal and financial qualification, among other things, of the assignee or successor. These regulatory restrictions on transfer of licenses may adversely affect the ability of the Company to acquire or dispose of further licenses or the value of the Company's licenses.

         Acquisition of Additional Bandwidth in Selected Areas. The Company believes the licenses it owns, manages, or has the right to acquire or use are sufficient to fully implement its business plan. However, the Company may seek to acquire or manage additional licenses to expand its geographic footprint or to enhance its ability to provide service to its current target market or customers it may target in the future. There can be no assurance that the Company will be able to acquire additional radio spectrum on favorable terms or at all.

         Foreign Licenses. Entities owned by the Company have obtained licenses to provide broadband services in certain Western European countries and entities owned by the Company or in which the Company has substantial

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interest have applied or may apply for such licenses in various other countries.
There can be no assurance that such licenses will be granted or exploited in any way.

         Year 2000 Risk. Many existing computer programs use only two digits, rather than four, to represent a year. Date-sensitive software or hardware written or developed in this fashion may not be able to distinguish between 1900 and 2000, and programs written in this manner that perform arithmetic operations, comparisons or sorting of date fields may yield incorrect results when processing a Year 2000 date. This Year 2000 problem could potentially cause system failures or miscalculations that could disrupt operations.

         Although the Company has completed a survey of financial and information technology systems and non-IT systems in the first quarter of 1999 and expects to complete all remediation efforts by the end of the third quarter 1999, there can be no assurance that all Year 2000 problems have been successfully identified, or that the necessary corrective actions will be completed in a timely manner. Failure to successfully identify and remediate such Year 2000 problems in a timely manner could have a material adverse effect on the Company's results of operations, financial position or cash flow.

         In addition, the Company believes that there is a risk relating to significant service suppliers' failure to remediate their Year 2000 issues in a timely manner. The Company relies on third-party suppliers to deliver fiber telecommunications links, Internet access, network equipment, banking services and payroll services. Although the Company is communicating with its suppliers regarding the Year 2000 problem, the Company does not know whether these suppliers' systems will be Year 2000 compliant in a timely manner. Like most telecommunications providers, the Company's ability to provide service is dependent on key suppliers and equipment vendors. If one or more significant supplier is not Year 2000 compliant, this could have a material adverse effect on the Company's results of operations, financial position or cash flow.

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